EXHIBIT 10.1

                            PEOPLE'S LIBERATION, INC.
                          150 West Jefferson Boulevard
                          Los Angeles, California 90007

July 13, 2006

Edward C. Houston, Jr.

Dear Ed:

         People's Liberation. Inc. (the "COMPANY") is pleased to offer you employment on the following terms:

         1. POSITION. You will serve in a full-time capacity as President of the Company, which will be an executive officer position. You will report to the Chief Executive Officer of the Company. Your duties and responsibilities will be those normally and customarily vested in the office of President of a corporation, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors of the Company. By signing this letter agreement, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company.

         2. SALARY. You will be paid a salary at the annual rate of $300,000, payable in accordance with the Company's standard payroll practices for salaried employees. Your pay will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

         3. BONUS. Commencing with fiscal year 2006 and for each fiscal year thereafter during which you are performing services to the Company, the Company shall maintain a Management Incentive Program, pursuant to which the Company will set aside each fiscal year for payment to you an amount equal to three percent (3%) of the Company's EBIT for such fiscal year (the "EBIT BONUS"). For purposes hereof, "EBIT" shall mean earnings before interest and taxes, calculated based on the Company's audited consolidated financial statement for the applicable fiscal year prepared in accordance with generally accepted accounting principles in the United States. The EBIT Bonus, if any, shall be payable in cash as follows:

                  3.1 On the 50th day following each fiscal quarter (other than the fourth fiscal quarter), the Company shall pay to you an amount of equal to three percent (3%) of the Company's EBIT, if any, for such fiscal quarter; PROVIDED, HOWEVER, that if for any prior quarter during the applicable fiscal year (including, without limitation, the first and second quarters of fiscal
2006) the Company had negative EBIT, the aggregate amount of such negative EBIT for all prior quarters during the fiscal year shall be fully deducted from any positive EBIT for a fiscal quarter during the applicable fiscal year before payment of an EBIT Bonus hereunder;


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                  3.2      On  April 15 of the year  immediately  following  the
fiscal year for which such EBIT Bonus is calculated, the Company shall pay to you an amount equal to the difference between (i) three percent (3%) of the Company's EBIT, if any, for such fiscal year, and (ii) the aggregate EBIT Bonus, if any, paid to you for each fiscal quarter during the applicable fiscal year; and

                  3.3 If the aggregate EBIT Bonus, if any, paid to you on a quarterly basis during the applicable fiscal year exceeds the amount of EBIT Bonus to which you are entitled for the full fiscal year (i.e., the amount determined in Section 3.2 is negative), then, notwithstanding Section 3.1 to the contrary, the amount of the overpayment shall be deducted from any future EBIT Bonus to which you are entitled or, to the extent not fully recouped upon any termination of your employment, from any severance payment to which you may be entitled under Section 5 below.

         4. STOCK OPTIONS. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be grated a ten year option to purchase 1,000,000 shares of the Company's Common Stock. The exercise price per share will be equal to the greater of $1.25 and the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company's 2005 Stock Incentive Plan, as described in that Plan and the applicable stock option agreement. So long as you remained employed with the Company, your option will vest in equal quarterly installments of 83,333 option shares (other than the last quarter, which will be 83,337 shares) on April 1, July 1, October 1, and January 1, with the first installment vesting on October 1, 2006, as described in the applicable stock option agreement.

         5. SEVERANCE. If at any time prior to the third (3rd) anniversary of commencement of your employment with the Company, the Company's terminates your employment without cause (as defined below), the Company shall pay you the equivalent of six (6) months base salary or, if lesser, the base salary you would have earned had your remained employed with the Company through such third
(3rd) anniversary of commencement of your employment, at your then current rate of pay (such period is referred to as the "SEVERANCE PERIOD"). At the Company's choice, payment may be in the form of a lump sum payment or through regular payroll payments over the Severance Period.

         6. AUTO ALLOWANCE; VACATION; OTHER BENEFITS. While employed with the Company, the Company shall pay you in increments payable at the times that the Company pays you base salary, an allowance of $1,500 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile. While employed with the Company, you shall be entitled each year to vacation for a minimum of three calendar weeks (pro-rated for any partial year of service), during which time your compensation shall be paid in full. Additionally, while employed with the Company, you shall be eligible to participate in all operative employee compensation, fringe benefit and perquisite, and other benefit and welfare plans or arrangements of the Company then in effect from time to time and in which similarly situated executive


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officers of the  Company  generally  are  entitled  to  participate,  including, without limitation, to the extent then in effect, incentive, group life, medical, dental, prescription, disability and other insurance plans, all on terms at least as favorable as those offered to similarly situated executives of the Company. The Company currently maintains medical and dental insurance which will provide coverage for you, your wife, and up to two of your dependent children, on the terms set forth in the applicable insurance policies.

         7. PROPRIETARY INFORMATION AND INVENTIONS. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Acknowledgement regarding Proprietary Information and Inventions, a copy of which is attached hereto as Exhibit A.

         8. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

                  If you are terminated without cause, you will be entitled to certain severance benefits as described in this Agreement. You shall be deemed terminated "FOR CAUSE" if, in the reasonable determination of the Company, you
(a) commit an act that is fraudulent, dishonest or a material breach of the Company's policies, including wrongful disclosure of any trade secrets or other confidential information of the Company, or material breach of this Agreement or any material provision of the Proprietary Information and Inventions Agreement (as discussed below), (b) are convicted of a felony under federal, state, or local law applicable to the Company or (c) intentionally refuse, without proper cause, to substantially perform reasonable duties after a demand for such performance has been delivered in writing by the Company's Chief Executive Officer or the Board of Directors, which notice shall specify the alleged instance of breach, and shall provide you with thirty (30) days in which to remedy such breach.

         9. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

         10. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.


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         11.      ENTIRE AGREEMENT.  This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

         12. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

                  We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on July 14, 2006.

                  We look forward to having you join us as soon as possible following your execution of this letter, but in no event later than July 24, 2006.

                  If you have any questions, please call me at (213) 745-2028.

                                Very truly yours,

                                PEOPLE'S LIBERATION, INC.


                                /s/ Danny Guez
                                -------------------------
                                Danny Guez
                                Chief Executive Officer

I have read and accept this employment offer:



/s/ Edward C. Houston, Jr.
-------------------------------------
Edward C. Houston, Jr.

Dated:   July 13, 2006